Exhibit 99.1

MAGUIRE PROPERTIES COMPLETES SALE AT PARK PLACE IN IRVINE, CALIFORNIA

LOS ANGELES, August 11, 2009 – Maguire Properties, Inc. (NYSE: MPG), a Southern California-focused real estate investment trust, today announced that it has completed a deed in lieu transaction of Park Place I office featuring 1.7 million square feet and the sale of certain parking areas and development rights within the Park Place campus in Irvine, California.

Proceeds from the sales were approximately $17.0 million and will be used for general corporate purposes.

Nelson Rising, Maguire’s President and Chief Executive Officer, said, “We are extremely pleased with the swift and timely execution of these transactions which represents another step in our program of working cooperatively with lenders. As previously stated, the Company’s Board of Directors approved a plan to dispose of a number of identified assets including Park Place I.  The Company moved quickly with the lender to achieve a satisfactory result for all parties.”

About Maguire Properties, Inc.

Maguire Properties, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high quality office properties in the Southern California market.  Maguire Properties, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing.  For more information on Maguire Properties, visit our website at www.maguireproperties.com.

Business Risks

This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially.  These risks and uncertainties include: risks associated with loan defaults; general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases at favorable rates, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; risks associated with our ability to dispose of properties, if and when we decide to do so, at prices or terms set by or acceptable to us; risks associated with the potential failure to effectively manage our growth and expansion into new markets, to identify properties to acquire, to complete acquisitions or to integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; risks associated with joint ventures; potential liability for uninsured losses and environmental contamination; risks associated with our potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with our dependence on key personnel whose continued service is not guaranteed.

For a further list and description of such risks and uncertainties, see Securities and Exchange Commission filings.  The Company does not update forward-looking statements and disclaims any intention or obligation to update or revise them, whether as a result of new information, future events or otherwise.

CONTACT:	Maguire Properties, Inc.
Peggy Moretti
Senior Vice President, Investor and Public Relations
(213) 613-4558